Exhibit 99.1

GlobeImmune and Celgene Corporation Announce Strategic Global Oncology Alliance

Tarmogen® Technology Platform Creates Powerful, Targeted Immune Response to Diseased Cells and Drives Family of
Oncology-Focused Products

LOUISVILLE, Colo. & SUMMIT, N.J. – [DATE] – GlobeImmune, Inc. and Celgene Corporation (NASDAQ: CELG) today announced a worldwide strategic collaboration focused on the discovery, development and commercialization of multiple product candidates based on powerful, targeted molecular immunotherapy for the treatment of cancer.

Under the terms of the agreement, GlobeImmune will receive a $40 million upfront payment from Celgene, which includes an equity investment in GlobeImmune. In return, GlobeImmune is granting Celgene an exclusive option to all oncology programs, including GI-4000, a Tarmogen technology-based product currently in phase II pancreatic cancer studies as well as all of GlobeImmune’s other oncology product candidates on a program by program basis. GlobeImmune will conduct the early development of the product candidates through certain pre-defined endpoints. Celgene will have the option to obtain an exclusive worldwide license to develop and commercialize these unique immunotherapy product candidates. GlobeImmune is eligible to receive over $500 million in development and regulatory milestones, double-digit royalties and additional milestone payments based on net sales of the licensed product candidates.

Tarmogen technology holds several advantages over current approaches in oncology as its adaptability to a range of proteins, including the protein encoded by the ras oncogene, creates a powerful immune response against disease specific cells that improves with each subsequent dose, is adaptable to a range of diseases and is easily scalable to commercial levels.

“The partnership with GlobeImmune supports our goal to identify and develop high-potential oncology therapies based on significant, innovative science,” said Thomas Daniel, M.D., President of Research for Celgene. “The Tarmogen technology has the potential to address a number of highly-defined unmet medical needs. We are very pleased to be extending our relationship with GlobeImmune and entering this collaboration.”

Tarmogen® candidates are also being studied in Phase II clinical trials targeting hepatitis C.

“We are delighted to have Celgene as our worldwide oncology partner,” said Timothy C. Rodell, M.D., president and chief executive officer of GlobeImmune. “Celgene is a leader in the field of oncology, having demonstrated the ability to deliver innovative, disease-altering cancer treatment options to patients worldwide. This partnership provides significant validation for GlobeImmune’s work to date on the Tarmogen platform.”

About Tarmogens and GI-4000

Tarmogens are proprietary therapeutic product candidates designed to stimulate the immune system to recognize and eliminate diseased cells from the body. Tarmogens are whole, heat-killed recombinant S. cerevisiae yeast that express antigens from one or more disease-related proteins. GI-4000, the lead oncology program under this collaboration, is a series of Tarmogens that are intended to generate a T cell immune response against cells containing proteins encoded by a mutated ras oncogene. Mutations in ras are believed to be responsible for over 160,000 cases of cancer annually in the United States, including significant proportions of pancreas, non-small cell lung cancer, colorectal, ovarian and other cancers. A multi-center, randomized, placebo-controlled Phase 2 trial of GI-4000 in combination with gemcitabine in patients with resected pancreas cancer is ongoing.

About GlobeImmune

GlobeImmune Inc. is a private company developing targeted molecular immunogens (Tarmogens) for the treatment of cancer and infectious diseases. The company’s lead oncology program, GI-4000, targets cancers caused by mutated versions of the Ras oncoprotein. GI-4000 is being investigated in clinical trials for the treatment of pancreas cancer as well as other cancers that contain mutated Ras, including non-small cell lung cancer and colorectal cancer. The company’s lead infectious disease program, GI-5005, is a Tarmogen for the treatment of chronic hepatitis C infection (HCV). GI-5005 is designed to complement both the current standard of care and emerging novel therapies for HCV.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s web site at www.celgene.com.

This release contains forward-looking statements which are subject to known and unknown risks, delays, uncertainties and other factors not under either company’s control, which may cause actual results, performance or achievements of either company to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, need for additional capital and other factors, which with respect to Celgene are further described in Celgene’s filings with the Securities and Exchange Commission such as Celgene’s 10K, 10Q and 8K reports.

GLOBEIMMUNE CONTACT:
Jeffrey Rona
Chief Business Officer
GlobeImmune, Inc.
T: 303-625-2820
information@globeimmune.com

MEDIA CONTACT:
Heidi Chokeir, Ph.D.
Russo Partners
T: 619-528-2217
M: 858-380-6584
heidi.chokeir@russopartnersllc.com

CELGENE CONTACT:
Greg Geissman
Associate Director, Public Relations
Celgene Corporation
T: 908-673-9854
ggeissman@celgene.com